EXHIBIT 11

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
HEALTH OUTCOMES MANAGEMENT, INC. & SUBSIDIARIES
Calculation of Earnings Per Share (1)
(Unaudited)

                                                      Three months ended                 Nine months ended
                                                          November 30,                      November 30,
                                                     1996            1995              1996              1995
                                                 -----------      -----------      -----------       -----------
Earnings used in calculations:

Net income (loss) used in per
    share calculation                            $   118,426      $     8,893      $   (18,258)      $   147,513
                                                 ===========      ===========      ===========       ===========



Shares used in calculation:

  Average number of shares outstanding             8,477,867        8,094,643        8,412,795         8,042,601

  Additional shares issuable assuming
      exercise of outstanding stock options            5,769          467,817            5,893           518,511

  Additional shares issuable assuming
      exercise of outstanding warrants                 2,526          166,196            2,526           184,761
                                                 -----------      -----------      -----------       -----------

Weighted average number of common and
  common equivalent shares outstanding             8,486,162        8,728,656        8,421,214         8,745,873
                                                 ===========      ===========      ===========       ===========

Income (loss) per common share                           .01              .00             (.00)              .02
                                                 ===========      ===========      ===========       ===========
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(1) Earnings per share assuming full dilution are not different from primary earnings per share.